Exhibit 99.1

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AdvancePierre Foods Acquires Allied Specialty Foods, Inc.

Highly Strategic and Accretive Acquisition Expands Raw Philly Steak Market Leadership, Provides Entry into Fully Cooked Offering

Cincinnati, OH — Oct. 10, 2016 — AdvancePierre Foods (NYSE: APFH) (“AdvancePierre”), a leading national producer and distributor of sandwiches, sandwich components and other entrées and snacks, today announced it has completed the acquisition of Allied Specialty Foods, Inc. (“Allied”), a pioneering manufacturer of raw and cooked beef and chicken Philly steak products, from Steven Zoll, for $60 million in cash, subject to certain post-closing adjustments.

“We are pleased to add Allied’s synergistic product platform and unique capabilities to our existing portfolio and network,” said John Simons, President and CEO of AdvancePierre. “The Philly steak category is primed for growth, and this acquisition strengthens our position, brings us additional products and production capacity, and expands our geographic reach.”

Founded in 1956, Allied has been an innovative leader in the manufacturing of raw and fully-cooked Philly steak products for foodservice customers nationwide. Allied’s customer base is predominantly in the foodservice industry, which it currently serves from a 20,000-sq.-ft. manufacturing facility in Vineland, New Jersey, with two cook lines, three raw slicing lines and one breakaway steak line. In June 2016, the company began building a new 70,000-sq.-ft. facility with seven raw slicing/breakaway lines and four cook lines, which is expected to be completed during the first quarter of 2017.

“The addition of Allied further expands AdvancePierre’s market-leading position in the Philly steak platform by providing entry into fully-cooked product offerings,” said Dean Hollis, Chairman of the AdvancePierre Board of Directors. “The transaction is a great example of AdvancePierre’s strategy of strengthening and growing its core business through disciplined, accretive acquisitions. We continue to evaluate a significant number of highly attractive, synergistic acquisition opportunities on the horizon and believe AdvancePierre is well-positioned and capitalized to pursue future opportunities as they arise.”

Transaction Consideration

AdvancePierre funded the total purchase price entirely from existing cash. The company expects the acquisition will be accretive to fiscal 2017 earnings per share by $0.07 - $0.09, reflecting $11-13 million of earnings before interest, taxes, depreciation and amortization (EBITDA) including the realization of expected cost synergies.

About AdvancePierre Foods

AdvancePierre Foods Holdings, Inc. (NYSE: APFH), headquartered in Cincinnati, Ohio, is a leading national producer and distributor of value-added, convenient, ready-to-eat sandwiches, sandwich components and other entrées and snacks to a wide variety of distribution outlets including foodservice, retail and convenience store providers. With revenues of $1.6 billion in 2015 and more than 4,000 employees, the Company offers a broad line of products across all day parts including: ready-to-eat sandwiches, such as breakfast sandwiches, peanut butter and jelly sandwiches and hamburgers; sandwich components, such as fully cooked hamburger and chicken patties, and Philly steaks; and other entrées and snacks, such as country-fried steak, stuffed entrées, chicken tenders and cinnamon dough bites. A fund managed by Oaktree Capital Management, L.P., a Los Angeles-based investment firm, is the majority shareholder of AdvancePierre Foods

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